UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2013

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)
One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 25, 2013, Compuware Corporation and its wholly owned subsidiary, Covisint Corporation, entered into an Underwriting Agreement (the “Underwriting Agreement”), with Credit Suisse Securities (USA) LLC, as representative of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by Covisint (the “Offering”) and purchase by the Underwriters of 6,400,000 shares of Covisint common stock at a price to the public of $10.00 per share ($9.30 per share net of underwriting discounts). Pursuant to the Underwriting Agreement, Covisint also granted the Underwriters an option for a period of 30 days to purchase from Covisint up to an additional 960,000 shares of Covisint common stock to cover over-allotments, if any, on the same terms.  Immediately following the closing, Compuware will own approximately 82.4% of Covisint’s outstanding common stock (80.3% if the over-allotment option is exercised in full).

The material terms of the Offering are described in the prospectus, dated September 26, 2013 (the “Prospectus”), filed by Covisint with the Securities and Exchange Commission (the “Commission”) on September 26, 2013 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (file no. 333-188603), initially filed by Covisint on May 14, 2013.

The Underwriting Agreement contains customary representations, warranties and agreements of Covisint, and customary conditions to closing, obligations of the parties and termination provisions. Covisint and Compuware agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering is expected to close on October 1, 2013. Covisint will receive proceeds (net of underwriting discounts and commissions and offering expenses) from the Offering of approximately $58.5 million ($67.5 million if the underwriters exercise in full their over-allotment option). As described in the Prospectus, Covisint currently intends to use the net proceeds for working capital and other general corporate purposes, including to finance its growth, develop new solutions, hire additional personnel and fund capital expenditures and potential acquisitions. Covisint may pursue the acquisition of companies or businesses with complementary products and technologies that it believes will enhance its suite of offerings; however, Covisint does not have agreements or commitments for any specific acquisitions at this time. Although Covisint has no current specific plans with respect to the allocation of the net proceeds of the Offering, for the next year, assuming it engages in no acquisitions, Covisint intends to use approximately $20 million to $30 million of the net proceeds, together with the cash generated from operations, to fund current operations, repay short-term intercompany payables owed to Compuware, in the amount of $9.4 million as of June 30, 2013, implement its growth strategies and fund capital expenditures. Compuware will not directly receive any net proceeds from the Offering.  Pending the use of net proceeds from the Offering as described above, Covisint plans to invest the net proceeds in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

From time to time, the Underwriters may perform investment banking and advisory services for Compuware or Covisint for which they may receive customary fees and expenses. In the ordinary course of business, Covisint has, and may in the future, sell solutions to one or more of the Underwriters in arm’s-length transactions on market competitive terms.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated September 25, 2013, among Covisint Corporation, Compuware Corporation and Credit Suisse Securities (USA) LLC, as representative of the several underwriters named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: September 27, 2013	By:	/s/ Daniel S. Follis, Jr.
Daniel S. Follis, Jr.
Senior Vice President, General Counsel & Secretary